                                                                   CONFIDENTIAL
EXHIBIT 10.2

THE CONFIDENTIAL PORTION OF THIS CONTRACT HAS BEEN OMITTED PURSUANT TO REGULATION 240.25B-2(B) OF THE SECURITIES EXCHANGE ACT OF 1934, AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

          CHIRON CORP. - RIBOZYME PHARMACEUTICALS, INC. COLLABORATION
             REGARDING USE OF RIBOZYMES TO DETERMINE GENE FUNCTION


This Collaboration Agreement ("Agreement") is entered into effective as of May 13, 1996 (the "Effective Date") by and between Chiron Corporation, a Delaware corporation having a place of business at 4560 Horton Street, Emeryville, California 94608 ("Chiron"), and Ribozyme Pharmaceuticals, Inc., a Delaware corporation having a place of business at 2950 Wilderness Place, Boulder, Colorado 80301 ("RPI").

WHEREAS:

RPI has developed or has licensed proprietary patented and trade secret ribozyme technology; and

Chiron develops and commercializes products for human diagnostic, prophylactic and therapeutic use; and

RPI and Chiron each have certain skills and experience related to the identification, development and commercialization of products against specific gene targets; and

RPI and Chiron wish to enter into a collaboration whereby they will evaluate the use of ribozymes in the identification of gene function for a number of targeted genetic sequences as set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:


1.       Definitions.

         1.1 "Affiliate" shall mean any entity which controls, is controlled by, or is under common control with, a party hereto. An entity shall be regarded as being in control of another entity if such party owns or controls, directly or indirectly, 50 percent or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). Notwithstanding the foregoing, Affiliates of Chiron shall not include Ciba-Geigy Limited ("Ciba") or any Affiliates of
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                                                                    CONFIDENTIAL




Ciba unless and until Ciba exercises its rights to control the management and affairs of Chiron pursuant to the Governance Agreement between Ciba and Chiron dated as of November 20, 1994.

         1.2 "Chiron Proprietary Product Data" shall mean all unpatented data, results, and know how which are developed by Chiron in the course of pursuing development of Ribozyme Products directed against the Targets pursuant to this Agreement, other than the Screening Results.

         1.3 "Chiron Proprietary Technology" shall mean patents, patent applications and trade secrets owned or controlled by Chiron, which Chiron has the right to license to RPI hereunder, with respect to the Genetic Sequence of the Target or the use of ribozymes directed toward the Target, other than Screening Results and Chiron Proprietary Product Data. Without limiting the foregoing, Chiron Proprietary Technology does not include Chiron's assays or assay methodologies; and does not include Chiron technology, information, data or results with respect to aspects of the Target other than its Genetic Sequence or with respect to therapeutic, diagnostic or prophylactic modalities addressing such Target other than ribozymes.

         1.4 "Collaboration" shall mean the collaboration between the parties described in Sections 2 and 3 hereof for the purposes of identifying gene function.

         1.5 "Confidential Information" shall have the meaning set forth in Section 15.1.

         1.6       "Definitive Contribution Product" shall mean a product,
[         ]

         1.7 "Endogenous" delivery of a ribozyme shall mean delivery of a DNA or RNA vector encoding a ribozyme into a cell, whether in vivo or ex vivo, for the purpose of expression thereof.

         1.8       "Excluded Targets" shall mean [         ]

         1.9 "Exogenous" delivery of a ribozyme shall mean delivery of a chemically synthesized ribozyme.

         1.10      "FDA" shall mean the U.S. Food and Drug Administration.

         1.11      [         ]

         1.12 "Genetic Sequence" shall mean a gene or partial sequence thereof, or its transcription product or intermediates or portions thereof, including either DNA or RNA.





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                                                                    CONFIDENTIAL




         1.13 "IND" shall mean an Investigational New Drug application filed with the FDA, or a foreign equivalent thereof or the actual commencement of clinical trials of a Product in a country in which no IND or equivalent filing is required.

         1.14      "Manufacturing Cost" shall mean, with respect to any
Product, [         ] generally accepted accounting principles and customary
usage in the U.S. pharmaceutical industry.

         1.15 "NDA" shall mean a New Drug Application filed with the FDA or a foreign equivalent thereof in the United Kingdom, Germany, France, Italy or Japan.

         1.16 "Net Sales" shall mean the gross sales price received by a party or its Affiliates or sublicensees on sales of Products to non-Affiliate customers, less (i) normal and customary rebates, cash and trade discounts,
(ii) credits for returns and allowances, (iii) insurance costs borne by the seller, and transportation charges and (iv) sales or other excise taxes or duties imposed upon and paid by such party or its Affiliates or sublicensees with respect to such sales.

                   In the event that a Product is combined with another biologically active product, or a part of a kit including calibrators, controls or the like, or with a delivery system not developed under this Agreement then:

                   Net Sales from such sales, for purposes of calculating royalties due or allocating profits under this Agreement, shall be calculated by multiplying the Net Sales of that combination by the fraction A/(A+B), where A is the gross selling price of the Product sold separately in the country of sale and B is the gross selling price of the other product or delivery system sold separately in the country of sale. In the event that no such separate sales are made, Net Sales for purposes of determining royalty payments on such combination products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Product to the price of the combination product. Such apportionment shall be negotiated in good faith between the parties and such apportionment shall be established prior to the time that a party hereto shall have the right to sell such combination products.

                   As to diagnostic uses of a Product, "Net Sales" shall have the foregoing meaning, unless the Product is increased in price by an amount which reflects the acquisition or leasing cost of an instrument in connection with the supply of an instrument system. In such event, the "Net Sales" of such Product for diagnostic uses shall be calculated as follows: (i) the cost of depreciation of such instrument in a given royalty payment period plus the actual cost of servicing such instrument in such royalty period will be divided by the Net Sales of all Products for use on such instrument which are sold to end-users of such instrument in order to determine a "factor"; (ii) the Net Sales of such Product will then be multiplied by such factor; and (iii) the resulting amount will be subtracted from such Net Sales to arrive at the actual Net Sales of such Product in such royalty payment period.





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                                                                    CONFIDENTIAL





                   As to diagnostic laboratory services involving the use of Products, "Net Sales" shall mean actual billings for such services, less: (i) discounts allowed and taken in amounts customary in the market in which the service occurred and (ii) any tax, charge or duty (other than an income tax) levied or imposed on the service and (iii) that portion of the remainder appropriately allocable to non-Product portions of such service (including labor, etc.); provided, however that if the service is offered in combination with another diagnostic service or services which are not licensed hereunder, Net Sales for purposes of determining royalties on the service shall be calculated by multiplying the Net Sales from the combination by the fraction A/(A+B), where A is the invoice price of the service and B is the invoice price of the other service or services in the combination if sold separately. If the service is not sold separately, Net Sales for the purposes of determining royalties on the service shall be reasonably estimated on the basis of the price charged for similar services but which are sold separately.

         1.17      [         ]

         1.18 "Patent" shall mean U.S. patent applications and foreign counterparts thereof, and all U.S. and foreign patents issuing therefrom, including any additions, continuations and continuations-in-part, divisions, reissues, renewals and extensions thereof.

         1.19      [         ]

         1.20      "Product" shall mean a Ribozyme Product, a [         ]
Product, or a [         ] Product.

         1.21      [         ]

         1.22 "Ribozyme Experiments" shall mean those studies conducted by Chiron with ribozymes supplied by RPI pursuant to Article 3.

         1.23      "Ribozyme Product" shall mean a ribozyme product directed
toward [         ] or directed toward a [        ], for therapeutic or
prophylactic or diagnostic use in humans or animals which is developed by a party pursuant to this Agreement.

         1.24 "RPI Technology" shall mean all Patents, inventions, discoveries, improvements, data, materials, formulae, know how or other technology owned, controlled or acquired by RPI, as of the Effective Date or during the term of this Agreement, which RPI is free to license hereunder and which is necessary or useful for the manufacture, use or sale of a Ribozyme Product. RPI Technology shall include, without limitations, the issued patents identified on Exhibit B, and foreign counterparts thereof as well as all U.S. and foreign patents issuing therefrom, including any additions, continuations or continuations-in-part, divisions, reissues, renewals and extensions thereof. Notwithstanding the foregoing, RPI Technology shall not include any of RPI's trade secret





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                                                                    CONFIDENTIAL




processes for the design and synthesis of ribozymes or manufacture of exogenous ribozymes except to the extent license thereof is necessary to enable the manufacturing of Ribozyme Products if RPI does not exercise its manufacturing right under Section 8.1.

         1.25 "Screening Results" shall mean the results of the cell culture assays conducted by Chiron pursuant to Section 3.4, and the results of such animal efficacy studies which Chiron elects to conduct using ribozymes produced by RPI, pursuant to Section 3.4.

         1.26 "Target" shall mean a Genetic Sequence identified by Chiron pursuant to Section 3.2.

         1.27 "Target Polypeptide" shall mean a polypeptide encoded by a Target or Feasibility Study Target.

2.       Feasibility Study

         2.1 Purpose. The parties shall conduct a feasibility study to evaluate the use of ribozymes for the determination of gene function.

         2.2       [         ] Chiron shall notify RPI in writing of the first
[         ] within ten days following the Effective Date; and Chiron shall
notify RPI in writing of the remaining four [         ] not later than two
months following the Effective Date, all in accordance with Section 17.7. Once RPI has received written notice of a [ ], RPI shall not pursue research (including without limitation gene function identification studies) or
development of, or manufacture, ribozymes directed to such [         ],  either
alone or in collaboration with a third party, unless and until RPI is authorized to proceed with development of Ribozyme Products directed towards
such [         ] under Section 2.9   If, prior to the time at which RPI would
otherwise be authorized to pursue a [         ] under Section 2.9, RPI [
      ]

         2.3       Supply of Ribozymes.  RPI shall manufacture and supply to
Chiron approximately [         ] ribozymes, together with corresponding
controls, per [         ] Target, in approximate amounts of 0.5 mg of each
ribozyme and each control, including available delivery vehicles (owned or controlled by RPI and available for license hereunder or provided by Chiron) as appropriate for initial screening. RPI shall manufacture and supply additional ribozymes and controls for verification of initial effects shown by ribozymes. RPI shall provide Chiron with the nucleotide sequences and site of cleavage of each ribozyme provided.

         2.4       [         ]

         2.5 Due Diligence. The parties will perform with due diligence their duties to supply the ribozymes, and to complete the cell culture assays in approximately six months, but no more than nine months, after delivery of the ribozymes.





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                                                                    CONFIDENTIAL




         2.6       [         ]

         2.7       Development.  Chiron, in its sole discretion, shall
determine whether to proceed with development of Products against [         ]
In connection with the development and commercialization of a Ribozyme Product
directed towards [         ] Target RPI shall be entitled to receive additional
compensation as provided in Section 6.4 hereof.

         2.8       [         ]

         2.9       [         ]

3.       Screening Program.

         3.1 Purpose. Following successful completion of the Feasibility Study, as defined in Section 2.8, Chiron will conduct a screening program to determine gene function of Targets selected pursuant to Section 3.2.

         3.2       Targets.  Chiron, in its sole discretion, shall select as
many as [    ] other [ ], as Targets.  Chiron shall notify RPI in writing of the
Targets as they are selected, in accordance with Section 17.7. The number of Genetic Sequences designated by Chiron as Targets may be increased by mutual agreement of the parties; and may be reduced by reason of the Excluded Target list as referenced in Section 3.8.

         3.3       Supply of Ribozymes.  RPI shall manufacture and supply to
Chiron approximately [   ] together with corresponding controls, per Target, in
approximate amounts of 0.5 mg of each ribozyme and each control, including available delivery vehicles (owned or controlled by RPI and available for license hereunder, or provided by Chiron) as appropriate for initial screening. RPI shall manufacture and supply additional ribozymes and controls for verification of initial effects shown by ribozymes.

         3.4       [   ]

         3.5 Term of Screening Program. The Targets will be selected by Chiron from time to time during the Screening Program. Chiron may not select for screening any Excluded Targets. Chiron shall notify RPI in writing of its selection of Targets. Selection of Targets and synthesis of ribozymes against
the [  ] Targets is expected to be completed [         ] from initiation of the





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                                                                    CONFIDENTIAL




Screening Program. If necessary for the completion of Target selection and ribozyme production, such period may be extended, upon written notice by Chiron
to RPI, for up to an [         ].  Until RPI receives written notice of
Chiron's selection of a Target for screening hereunder, RPI shall be free to notify Chiron in writing in accordance with Section 17.7 of any Genetic
Sequence to be added to the list of Excluded Targets. [         ] provided that
the final decision as to whether such studies will be permitted shall be made by Chiron in its sole discretion.

         3.6 Due Diligence. RPI will supply the ribozymes directed toward the Targets as requested by Chiron with commercially reasonable diligence. Chiron will complete cell culture assays with commercially reasonable diligence for each Target within approximately six months, but not more than nine months from the time RPI delivers to Chiron the ribozymes directed towards such Target .

         3.7 Further Supplies. RPI shall use commercially reasonable due diligence to manufacture and supply to Chiron such additional ribozymes directed toward Targets as Chiron shall need and reasonably request for the performance of animal efficacy studies or further development of Ribozyme Products.

         3.8       [         ]

         3.9       Ribozyme Product Development.

                   (a) Following generation of cell culture data on the
function of a particular Target, Chiron shall [    ] from the conclusion of cell
culture assays (including cell culture assays conducted with the controls supplied by RPI) related to a particular Target to notify RPI in writing of Chiron's intent to pursue further research and development of a Ribozyme
Product directed toward such Target. If Chiron does not notify RPI within such time period, Chiron shall be deemed to have abandoned research and development of Ribozyme Products directed toward such Target for the purposes of Section
3.9(f). [         ]

                   (b) [         ]

                   (c) Once Chiron has elected to proceed with development of a Ribozyme Product against a Target, Chiron shall not be deemed to have abandoned such development so long as Chiron is actively conducting research or development of a Ribozyme Product against such Target, in accordance with a commercially reasonable research and development plan, which will include a
program involving expenditures of not less than the lesser [         ]
employees per year for preclinical research prior to formal toxicology; and thereafter shall proceed with development of such product with commercially reasonable expenditures appropriate to the applicable stage of development. It is understood that the level of resources will change over the course of the development program.





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                                                                    CONFIDENTIAL





                   (d) Chiron may, in its sole discretion, elect to abandon research and development with respect to any Ribozyme Product at any time. In the event that Chiron elects to abandon all Ribozyme Products with respect to a Target, Chiron agrees to notify RPI in writing within thirty (30) days following such abandonment.

                   (e) From the time RPI receives notice under Section 3.9(a) of Chiron's intent to proceed with a Ribozyme Product, and while Chiron is pursuing research, development or commercialization of Ribozyme Products against a Target under this Agreement, RPI agrees that it will not pursue research, development or commercialization, and it will not license any third party to research, develop or commercialize any product containing ribozymes
against such Target [     ] all further subject to Section 4.5.

                   (f) In the event that Chiron abandons research, development and commercialization of all Ribozyme Products with respect to a Target, except as otherwise provided in Section 4.5, RPI shall be free, alone or with a third party, at its sole discretion, to develop Ribozyme Products against such Target and its Precluded Genetic Sequences, and RPI shall have the right to utilize the Screening Results and Chiron Proprietary Product Data in connection with such development and commercialization, all subject to the terms of this
Agreement, [         ]  RPI shall further have the right to negotiate a royalty bearing license under other Chiron Proprietary Technology for the development and commercialization of ribozyme products against such Target, pursuant to Sections 4.2 and 6.5(c).

4.       Grants.

         4.1 By RPI. Subject to the terms and conditions of this Agreement, (and further subject to the terms and conditions required by third party licensors in any sublicense as to which Chiron becomes a sublicensee) RPI hereby grants Chiron an exclusive worldwide license under the RPI Technology,
to (i) [         ] (ii) conduct the Ribozyme Experiments with respect to the
Targets; (iii) develop, make and have made (subject to Section 8.1), use and sell Ribozyme Products developed by Chiron and (iv) manufacture Ribozyme Products developed by RPI for which Chiron has the right to manufacture pursuant to Section 8.2. Chiron shall have the right to sublicense its rights under (iii) to any third party in Chiron's discretion, and to sublicense its rights under (iv) to an Affiliate of Chiron, or, with RPI's consent, which shall not be unreasonably withheld, to a third party, provided that, in each case, such sublicense is subject to the terms and conditions of this Agreement.

         4.2 By Chiron. Subject to the terms and conditions of this Agreement, Chiron hereby grants RPI an option to obtain a non-exclusive worldwide royalty bearing license, with the right to sublicense, under Chiron Proprietary Technology relating to a Target to develop, make and have made (subject to Section 8.2), use and sell Ribozyme Products directed against such Target which





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                                                                    CONFIDENTIAL




are developed or commercialized by RPI pursuant to Section 3.9. Such license shall bear a commercially reasonable royalty and shall be subject to other commercially reasonable terms to be negotiated by the parties in good faith.

         4.3 Ownership of Technology. (a) Subject to the rights expressly granted in this Agreement, as between the parties hereto, (i) Chiron and its licensors retain all rights in the Screening Results, Chiron Proprietary Technology and Chiron Proprietary Product Data and all other technology of Chiron not specifically governed by this Section 4.3, and (ii) RPI and its licensors retain all rights in the RPI Technology and all technology of RPI not specifically governed by this Section 4.3.

                   (b) New inventions arising from activities under this Agreement shall be owned as follows:

                             (i) Chiron shall own all right title and interest
in and to any inventions or discoveries made solely by employees or assignors of Chiron, whether alone or with third parties;

                             (ii)  RPI shall own all right, title and interest
in and to any inventions or discoveries made solely by employees or assignors of RPI, whether alone or with third parties; and

                             (iii)  Chiron and RPI shall jointly own all right,
title and interest in and to any inventions or discoveries made jointly by employees or assignors of Chiron, on the one hand, and employees or assignors of RPI, on the other hand.

                   (c) Chiron shall own all data arising from the Feasibility Study, all Screening Results, and all data and information arising from the research, development and commercialization of Products by Chiron.

                   (d) RPI shall own all data and information arising from research, development and commercialization of Ribozyme Products by RPI.

         4.4 No Other Rights. Except as expressly provided in this Agreement neither party shall have any license or other right to use Technology of the other party.

         4.5       (a)  [         ]

         (b) "Precluded Genetic Sequence," with respect to a [         ] or a
Target, shall mean[      ]

         (c) [         ]

5.       Intellectual Property.





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                                                                    CONFIDENTIAL




         5.1 Preparation, Filing and Prosecution of Patent Applications; Maintenance of Issued Patents.

                   5.1.1 Preparation and Filing. When inventions which may reasonably be considered to be patentable have been conceived by employees of a party or others acting on behalf of a party in the performance of its activities contemplated by this Agreement, the party owning such invention shall have the right, in its sole discretion, to file United States and foreign patent applications, consistent with its patent policy with respect to its other patentable inventions, discoveries, improvements or other technology.
The party owning such invention shall control the preparation and filing of such applications.

                   5.1.2 Prosecution and Maintenance. Subject to Section 5.1.3, RPI and Chiron each shall have the right, in its sole discretion, to control the prosecution, grant and maintenance of patent applications and patents covering its inventions, and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such patent applications and patents. All costs incurred in connection therewith shall be borne by the party taking action with respect to such patent applications and patents. Each party shall inform the other party at reasonable regular intervals, or at such other party's reasonable request, about the status of any portions of such patent applications or patents which are licensed to the other party hereunder and are applicable to such other party's Products.

                   5.1.3 Abandonment of Patent Rights. In the event that a party (the "Original Owning Party" for the purposes of this Section 5.1.3) elects not to file a patent application in any country, or decides to abandon a pending application or granted patent in any country, and the patent in question has been, or the patent application in question would, under the terms of the licenses granted herein, be exclusively licensed to the other party hereunder and is applicable to the other party's Products, the Original Owning Party shall provide at least 90 days prior written notice to the other party and shall give such other party the opportunity, subject to the abandoning party's existing contractual obligations to third parties, to file or maintain, and control the prosecution of, such application or patent at such other party's own expense, at the Owning Party's discretion either in the name of the original owning Party or in such other party's own name; provided, that the Original Owning Party shall receive a perpetual, irrevocable, fully paid-up, royalty-free, nonexclusive, worldwide license, with the right to sublicense (subject to the licenses granted, and the limitations set forth, in this Agreement), to make and have made, use and sell or otherwise distribute products incorporating, exploiting, or made using, such patents or renewals and extensions thereof. For clarity of understanding, this Section 5.1.3 is not applicable to Chiron Proprietary Technology.

         5.2       Infringement Actions by Chiron or RPI Against Third Parties.





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                                                                    CONFIDENTIAL




                   (a) Each party (the "Notifying Party") shall notify the other party in writing if it becomes aware of any material infringement by a third party of such other party's intellectual property rights in such other party's technology. The party that owns any such technology, (the "Owning Party" for purposes of Section 5.2) shall have the right to abate such infringement and to retain any recoveries as a result of abatement of such third party infringement;


                   (b) Notwithstanding the foregoing, if Chiron is the Notifying Party and if the sales of such infringing product in a country, on a dollar-demonstrated basis, represent at least 15 percent of the combined sales in such country of the infringing product and a Product sold by Chiron for the same Target or Feasibility Study Target pursuant to this Agreement, then Chiron may, at its own expense, undertake commercially reasonable efforts to abate such infringement on behalf of RPI if RPI has not, within 180 days after RPI's receipt of Chiron's written notice of infringement by a third party, caused such infringement to cease, or reasonably demonstrated that there is in fact no material infringement by the alleged third party infringer, or filed a lawsuit against the alleged third party infringer. Any action by one party on behalf of the other party pursuant to this Section 5.2 (b) shall be undertaken in a commercially reasonable manner, shall not result in any transfer of ownership rights in the infringed technology between Chiron and RPI, and shall not, without such other party's written consent, involve any settlement or consent to any adverse judgment that will diminish the rights of such other party. The parties shall share any funds recovered as a result of legal action taken under this Section 5.2(b) against a third party infringer as follows. In the event of recovery from the action in question, each party shall be entitled to reimbursement of its direct costs in bringing such action. The remainder of the amount recovered shall be paid to Chiron, but shall be subject to royalty payments to RPI in the same manner as if such remaining recovery constituted Net Sales of a Product hereunder.

         5.3 Infringements. If RPI or Chiron is sued by a third party for patent infringement because of the manufacture, use or sale of Products, the party which has been sued shall promptly notify the other party in writing of the institution of such suit. The party sued shall defend the action at its expense, and the other party shall cooperate in connection with such defense at the expense of the sued party.

         5.4 Notification of Issued Patents and Patent Term Extensions. Each party shall notify the other promptly upon: (i) issuance of any patents directed to such party's inventions licensed hereunder, or (ii) receipt of notification of any extension of the term of any patent directed to such party's inventions licensed hereunder, pursuant to the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, or any similar foreign statute or regulation, where the Patent in question is applicable to Products.

         5.5 Markings. On or in connection with each Product sold by either party, such party shall legibly mark or provide an appropriate notice of the other party's Patent rights in a reasonable





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                                                                    CONFIDENTIAL




form and substance approved in advance by the other party in writing and shall provide at the other party's request proof of compliance with this requirement.

6.       Payment of Royalties.

         6.1       [         ]

         6.2       [         ]

         6.3       [         ]

                   Milestone payments: [         ] on IND filing
                                       [         ] on NDA approval

         Provided that [         ] of such milestone payments for a [         ]
such [         ] will be applied so [ ] for any period will not be reduced by
more than [         ]

                   Royalty:  [         ] of Net Sales

         6.4       Ribozyme Products.

                   (a) Chiron agrees to pay milestones to RPI on Ribozyme Products arising from this Agreement as follows:

                   [         ] on IND filing
                   [         ] on commencement of Phase II Clinical Studies
                   [         ] on commencement of Phase III Clinical Studies
                   [         ] on NDA approval
                   Total per Product [         ]

                   (b) Subject to the adjustments set forth in subsections 6.4 (c), (d), (e) and (f) below, Chiron agrees to pay royalties on total Net Sales of Products containing ribozymes arising from this Agreement as follows:



                   Annual Net Sales              Royalty
                   up to $100,000,000            [         ] of Net Sales
                   $100-500,000,000              [         ] of Net Sales
                   over $500,000,000             [         ] of Net Sales

                   (c) If the total cost of goods to Chiron, including royalties to RPI under this Section 6.4, all costs of all other product components, cost of finishing, filing and packaging, and





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                                                                    CONFIDENTIAL




all royalties and other obligations to third parties, and all other costs,
exceeds [         ] of Net Sales [         ]

                   Subject to the provisions of Section 8.1(a), RPI's royalties
shall be reduced as necessary [      ]

                   Annual Net Sales              Royalty
                   up to $100,000,000            [         ] % of Net Sales
                   $100-500,000,000              [         ] of Net Sales
                   over $500,000,000             [         ] of Net Sales

                   (d) In the event that the manufacture, use or sale of a Ribozyme Product in any jurisdiction would not infringe a claim of an issued Patent within the RPI Technology, the royalty otherwise payable under this
Section 6.4 shall be automatically reduced [         ] of Net Sales.

                   (e)       The provisions of Sections 6.4(a), (b), (c) and
(d) above are applicable to Ribozyme Products for human therapeutic or prophylactic use. The parties acknowledge that the pricing and margins in the diagnostic and veterinary markets differ significantly from the human therapeutic and prophylactic markets, and, as a result, different compensation hereunder is appropriate for Ribozyme Products in the diagnostic or veterinary markets.. Accordingly, if a Ribozyme Product has diagnostic or veterinary uses, the parties shall negotiate in good faith commercially reasonable reductions in the milestone payments and royalty rates set forth in Section 6.4, so as to render the compensation hereunder appropriate for the diagnostic and veterinary markets..

                   (f) The compensation payable by Chiron to RPI under this Article 6 includes all RPI obligations to third parties under the licenses set forth in Exhibit B. Without limiting any other rights and remedies of Chiron hereunder, in the event that any such third party license is terminated, Chiron shall have the right to deduct from payments to RPI hereunder all costs incurred by Chiron in obtaining licenses to such third party technology directly from such third party.

         6.5 Royalties on Products Developed by RPI. (a) If RPI exercises its right to use the Screening Results, and, subject to Section 6.5(b), the Chiron Proprietary Product Data, RPI agrees to pay royalties to Chiron with respect to total Net Sales of Products developed by RPI pursuant to
Section 3.9 as follows:

                   Annual Net Sales              Royalty
                   [         ]                   [         ] of Net Sales

                                                                    CONFIDENTIAL




                   $100-500,000,000              [         ] of Net Sales
                   over $500,000,000             [         ] of Net Sales

                   (b) The provisions of Section 6.5(a) above are applicable to Ribozyme Products for human therapeutic or prophylactic use. The parties acknowledge that the pricing and margins in the diagnostic and veterinary markets differ significantly from the human therapeutic and prophylactic markets, and, as a result, different compensation hereunder is appropriate for Ribozyme Products in the diagnostic or veterinary markets. Accordingly, if a Ribozyme Product has diagnostic or veterinary uses, the parties shall negotiate in good faith commercially reasonable reductions in the royalty rates set forth in Section 6.5(a), so as to render the compensation hereunder appropriate for the diagnostic and veterinary markets.

                   (c) If Chiron abandons a Ribozyme Product in accordance with Section 3.9, RPI shall have the right to license Chiron Proprietary Product Data related to such Ribozyme Product on the following terms: [
] until such time as all Precommercialization Costs and all other costs (excluding general and administrative costs) incurred by Chiron and reasonably attributable to the development of the licensed Chiron Proprietary Product Data
are recouped through such [         ].  Thereafter royalties shall revert to
those stated in Section 6.5(a).

                   (d) If, in connection with such Ribozyme Products, RPI wishes to license other Chiron Proprietary Technology, including, without limitation rights under patents or patent applications governing the Target, the terms of such licenses will be separately negotiated by the parties in good
faith pursuant to Section 4.2, and will [         ]

7.       Conduct of Collaboration and Product Development.

         7.1 A party developing a Product pursuant to this Agreement shall control all decisions with respect to such Product, in its discretion, and shall bear its own expenses in connection with such development.

         7.2       (a)       RPI agrees to use commercially reasonable efforts
to supply to Chiron such quantities of ribozymes as are reasonably required by Chiron for product development and clinical trials of Ribozyme Products, and, if it has elected to manufacture the Ribozyme Product for Exogenous delivery pursuant to Article 8, to conduct such process development and scale up as may be reasonably required, all subject to reimbursement of its Precommercialization Costs.

                   (b) If Chiron has elected to exercise its manufacturing rights under Section 8.2 for a Ribozyme Product developed by RPI for Endogenous delivery, Chiron agrees to use commercially reasonable efforts to supply to RPI such quantities of such Ribozyme Product as are reasonably required by RPI for product development and clinical trials, and to conduct such process

                                                                    CONFIDENTIAL




development and scale up as may be reasonably required, all subject to reimbursement of its Precommercialization Costs.

         7.3 Compliance With Applicable Laws and Regulations. Each party shall fulfill its obligations under this Agreement in a manner which complies with all applicable laws and regulations and applicable good laboratory, clinical and manufacturing practices. Each party shall provide reasonably sufficient time, equipment, facilities, personnel and other resources to fulfill such obligations. Each party may subcontract third parties to assist such party in fulfilling its obligations under this Agreement; provided, that:
(i) such party shall closely monitor the activities of its subcontractor to ensure that each such subcontractor complies with all applicable laws and regulations and applicable good laboratory, clinical and manufacturing practices, and (ii) each such subcontractor shall sign a confidentiality agreement at least as protective of the parties' proprietary information as this Agreement.

         7.4 Development Reports. During the Term of this Agreement, each party shall provide the other party with annual progress reports, (i) of such party's research and development activities, with respect to Products arising hereunder and (ii) such party's progress in obtaining the regulatory approvals that it is required to obtain with respect to such Products; provided that such progress reports shall not be required to disclose confidential data or results of either party or any third party licensees or collaborators of such party.

         7.5       [         ] If a resolution to the dispute is not reached
through the preceding process, the matter shall be submitted to binding arbitration, to be held under similar confidentiality obligations to Chiron, at which RPI shall be represented by the third party appointed as above, or a replacement reasonably acceptable to Chiron.

8.       Manufacturing of Products.

         8.1 Products for Exogenous Delivery. Subject to the terms and conditions of Section 8.3, RPI has the right to be the exclusive worldwide manufacturer of any ribozyme based Product for Exogenous delivery developed by Chiron. The transfer price to be paid by Chiron to RPI for such Products shall be determined by the parties in good faith based on the principles set forth in this Section 8.1. In the event that RPI is unable or unwilling to manufacture any Product, in accordance with this Article 8, for timely delivery in necessary quantities and in accordance with required quality standards, Chiron shall have the right to have such Product manufactured by Chiron or a third party, provided, however, that Chiron or such third party is able to manufacture such Product for timely delivery in necessary quantities and in accordance with required quality standards.

         The principles governing the transfer price of Products manufactured by RPI hereunder are as follows:

                                                                    CONFIDENTIAL




         (a) If total cost of goods to Chiron, including the transfer price payable under this Section 8.1, all royalties payable to RPI under
Section 6.4, all costs of all other product components, the cost of finishing, filling and packaging, all royalties and other obligations to third parties, and all other costs, exceeds

                   (i) RPI agrees to reduce any manufacturing compensation payable pursuant to this Section 8.1 as needed to bring
         such total cost of goods to [    ] provided that Section 8.1(a)(iii)
         will then apply.

                   (ii)      If, following the reduction referenced in Section
         8.1(a)(i) above, the total cost of goods still [         ]

                   (iii) Notwithstanding the above, in no case will RPI's total profits (consisting of its manufacturing profits plus royalties
         payable hereunder pursuant to Section 6.4(b) or 6.4(c) [         ]

         (b)       [         ]

         8.2       Products for Endogenous Delivery.

         (a) Chiron retains the right to manufacture Ribozyme Products for Endogenous delivery developed by Chiron or its sublicensees.

         (b) Subject to the terms and conditions of Section 8.3, Chiron has the right to be the exclusive worldwide manufacturer of any ribozyme based Product for Endogenous delivery developed by RPI pursuant to Section 2.9 or
Section 3.9. The transfer price to be paid by RPI to Chiron shall be determined by the parties in good faith based on the principles set forth in this Section
8.2. In the event that Chiron is unable or unwilling to manufacture any Product, in accordance with this Article 8, for timely delivery in necessary quantities and in accordance with required quality standards, RPI shall have the right to have such Product manufactured by RPI or a third party; provided, however, that (i) RPI or such third party is able to manufacture such Product for timely delivery in necessary quantities and in accordance with required quality standards; and (ii) nothing in this Agreement shall be construed to grant RPI any right or license under any Confidential Information or intellectual property of Chiron, except for the Chiron Proprietary Technology and the Chiron Proprietary Product Data as specifically set forth in this Agreement. Without limiting the foregoing, nothing herein shall be construed to grant to RPI any right or license under any Chiron technology related to any gene transfer systems, delivery systems, or the manufacture or use thereof.
Any such licenses must be separately negotiated by the parties, and shall be subject to separate compensation.

                                                                    CONFIDENTIAL




The principles governing the transfer price of Products manufactured by Chiron hereunder are as follows:

                             (aa) The parties shall establish a maximum for total cost of goods, expressed as a percentage of net sales, after taking into account royalties payable to Chiron under this agreement, as well as royalties payable under any separately negotiated licenses of technology of Chiron, known third party royalty obligations, and other known factors influencing the cost of a particular Product. Based on the royalties payable to Chiron both hereunder and under any separately negotiated licenses to technology of Chiron, the parties shall also establish a minimum total profit amount for Chiron, expressed as a percentage of net sales, and consisting of manufacturing profits plus all such royalties payable to Chiron. If total cost of goods to RPI exceeds the maximum amount for total cost of goods referenced above, the manufacturing profit to Chiron shall be reduced to bring the total cost of goods under such maximum amount, provided that, in no event shall Chiron's total profits be less than the agreed upon minimum total profit amount referenced above. Unless separately negotiated, no reduction in royalties payable to Chiron shall arise in the event of cost of goods exceeding such maximum amount.


                             (bb) Based on Section 8.2(b)(aa), the parties shall determine the Transfer Price Reduction Point for such Product. The transfer price structure adopted pursuant to this Section 8.2(b) shall provide both (x) incentives which operate to induce Chiron to continue to reduce its Manufacturing Costs (and thereby increase its manufacturing profit) at all levels of such Manufacturing Costs, and (y) reasonable sharing between RPI and Chiron of the benefit of Manufacturing Cost reductions at all levels of Manufacturing Costs below the Transfer Price Reduction Point. Exhibit C, if adjusted to reflect the maximum amount for total cost of goods and the minimum total profit amount determined under
                   Section 8.2(b)(aa), would set forth an example of such a transfer price structure. However, the parties acknowledge that many factors which are unknown as of the Effective Date may affect the profitability to Chiron of manufacturing a Product, such as Product configuration, dosage, pricing, sales volumes and the like. Such factors may require adoption of a transfer price structure which is a variant of that set forth in Exhibit C or different transfer price
                   structure.   Based on the actual circumstances applicable to
                   a particular Product, the parties agree to negotiate in good faith to determine a transfer price structure which meets the requirements of subparts (x) and (y) of this Section 8.2(b)(bb), is consistent with the intent of the transfer price structure described in Exhibit C, and is fair and commercially reasonable to both parties.

         8.3 Manufacturing Standards. As to any party determined to be the manufacturer of a Product pursuant to Section 8.1 or Section 8.2, such party shall manufacture such Product in accordance with all relevant statutory and regulatory requirements, and specifications and quality standards approved by the developing party.

                                                                    CONFIDENTIAL





         8.4 Other Manufacturing. Except as provided herein a party developing a Product shall have the right, in its sole discretion, to have such Product manufactured by third parties or to manufacture such Product itself.

         8.5 In the event that either party exercises its right to manufacture Products for the other party pursuant to Section 8.1 or 8.2, the parties shall enter into a separate Supply Agreement, to be negotiated in good faith, and containing terms consistent with those set forth herein and other commercially reasonable terms, including without limitation commitments for timely development of necessary manufacturing capacity, record keeping and audit rights, and other customary terms and conditions.

9.       Royalty Records and Reports.

         9.1 Reports. Within 60 days after the end of any quarter during the term of this Agreement commencing with the quarter in which the first commercial sale of a Product subject to payment of royalties hereunder occurs and including the quarter during which this Agreement expires or is terminated, each party will provide the other quarterly reports as set forth in this
Section 9. With respect to all Products subject to royalties hereunder, such report shall include gross revenues and Net Sales, on a country-by-country basis, from sales of Products by such party, or its Affiliates or sublicensees, together with the calculation of royalties due to the other party hereunder
with respect to such Net Sales.   In such reports, gross revenues, Net Sales
and royalties shall be (A) expressed in U.S. dollars for sales of Products invoiced in U.S. dollars, and (B) expressed in the currency in which the gross revenues were received, if such gross revenues were not received in U.S. dollars, together with the U.S. dollar equivalent of such amounts, calculated in accordance with the procedures used generally by the reporting party for converting sales in foreign currencies to U.S. Dollars.

         9.2       Records.

                   9.2.1 Sales Records. Each party selling a Product shall keep,. and shall require its Affiliates and sublicensees to keep, detailed records of Product sales, which records shall be sufficiently complete to enable all amounts specified in Section 9.1 and Article 6 to be determined or calculated. Such records shall be retained for a period of at least five years after the date on which such costs were incurred or such revenues were received.

                   9.2.2       Costs.   Each party shall keep detailed records
of Research Costs and Precommercialization Costs with respect to which such party seeks reimbursement or payment under this Agreement. Such records shall be retained for a period of at least five years after the date on which such costs were incurred. If either party fails to keep such records, then such party shall not be entitled to reimbursement of the costs in question.

                                                                    CONFIDENTIAL




         9.3 Audits. Each party shall make available, and shall require its Affiliates and sublicensees to make available, the records described in
Section 9.2 for inspection during the period referred to in Section 9.2 by a certified public or chartered accountant retained by the other party for such purpose and subject to the reasonable approval of the party being audited, solely for the purpose of verifying the amount of royalties or costs payable to such other party. Such inspections may be made no more than once in each calendar year, at reasonable times mutually agreed upon by the parties after at least 15 days written notice to the audited entity. The accountant shall execute a reasonable confidentiality agreement prior to commencing any such inspection, shall be authorized to disclose to the auditing party only the amounts of royalties or costs payable hereunder. Such inspections shall be at the expense of the auditing party, unless net sales are underreported, or costs are over-reported by an amount in excess of five percent of the correct amount, in which case the cost of the audit shall be paid by the party whose books and records, or whose Affiliate's or sublicensee's books and records, were audited.

         9.4 Withholding Taxes. The selling party shall be entitled to deduct from the royalties payable hereunder the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by the selling party, its Affiliates or sublicensees, or any taxes required to be withheld by the selling party, its Affiliates or sublicensees, to the extent the selling party, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of the non-selling party such taxes, levies or charges. The selling party shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of the non-selling party by the selling party, its Affiliates or sublicensees. The selling party promptly shall deliver to the non-selling party proof of payment of a such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

10.      Payment Procedures.

         10.1 Timing. Royalties are payable under Article 6, for any quarter, within 90 days after the end of such quarter.

         10.2 Payment Method. Payments under this Agreement shall be made by wire transfer of U.S. funds to a bank account designated by the party receiving such payments. In the event that payments arising from sales of Products in a particular country cannot be remitted in whole or in part to the U.S. because of legal restrictions, the parties shall consult and endeavor to resolve the problem in a manner satisfactory to the party to which such payments are owed; provided that at the owed party's request, payments arising from sale of Products in such country shall be made, at the owed party's election either by payment in the U.S. of such amount by a U.S. parent of the seller of the Product or by wire transfer to a bank account in the country of sale designated by such party.

                                                                    CONFIDENTIAL




11.      Term and Termination.

         11.1 Term. This Agreement shall become effective on the Effective Date and, unless terminated earlier in accordance with the provisions of this Article 11 or extended by mutual agreement of the parties, shall expire in a given country upon the later to occur of (A) the expiration, cancellation or revocation in such country of the last claim of an issued patent covering such Product and contained within the other party's Technology; or (B) the tenth anniversary of the first commercial sale of such Product in such country. At such time, the party which is commercializing such Product shall have a royalty free, perpetual, nonexclusive license under the other party's technology licensed to it under this Agreement to develop, improve, make, have made, use and sell such Product.

         11.2 Default. If either party defaults in the performance of any of its material obligations hereunder and if after notice thereof such default is: (i) a payment default and is not corrected within 30 days or (ii) other kind of default not corrected within 60 days, then the non-defaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement by giving written notice of termination to the defaulting party.

         11.3 Survival. Except as otherwise set forth herein, or as otherwise agreed, the parties' rights and obligations pursuant to the following Articles and Sections shall survive any termination of this Agreement in accordance with their terms:

                   (a) In all events: Article 1, Section 4.3, Section 4.4, Section 5.1.1, Section 5.3, Section 9.2, Section 9.3, Article 11, Section 12.3, Article 13, Article 14, Article 15, Article 16, Section 17.1, Section 17.2, Section 17.7, and Section 17.9.

                   (b) In the event that the termination arrangement causes one or both parties to continue to develop, make, have made, use or sell any Products, such provisions of this Agreement as are applicable thereto.

The provisions of Sections 15 and 16 shall survive any termination of this Agreement for a period of three years after such termination. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination.

12.      Representations and Warranties.

         12.1 By Both Parties. Each party represents that it (i) has all right, power and authority necessary to enter into this agreement and to grant the rights granted herein, (ii) has obtained all approvals and authorizations that it is required to obtain in connection with this Agreement under applicable laws and regulations, and (iii) has not entered, and will not enter, into any arrangements or agreements inconsistent with this Agreement.

                                                                    CONFIDENTIAL




         12.2      By RPI.  RPI hereby represents and warrants as follows:

                   As of the Effective Date, each of the Licenses listed in Exhibit B is in full force and effect. During the term of this Agreement, RPI agrees to perform all of its obligations under such Licenses (including all obligations in order to maintain the exclusivity of the Licenses), and RPI further agrees that it will not terminate any of such Licenses without Chiron's prior consent. RPI shall immediately notify Chiron in the event that RPI receives notice of its alleged breach or non-compliance pursuant to any of such Licenses and shall take all steps necessary to cure or otherwise remedy the alleged breach. RPI shall immediately notify Chiron in the event that RPI becomes aware of any alleged breach by USB of its obligations to UPI under such Licenses (including those obligations necessary to maintain the exclusivity of the Licenses). During the term of this Agreement, RPI shall take all steps necessary to cure or otherwise remedy the alleged breach by USB.

         12.3 Disclaimer of Warranties. NEITHER PARTY MAKES ANY WARRANTIES OTHER THAN THE WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS OF A PARTICULAR PURPOSE OR NONINFRINGEMENT WITH RESPECT TO ANY TECHNOLOGY, DATA OR PRODUCTS.

13.      Indemnity.

         13.1 Collaboration. Each party (the "Indemnifying Party") shall defend the other party and such other party's Affiliates, officers, directors, shareholders, employees and agents (collectively, the "Indemnified Parties" for purposes of this Section 13.1) against any claims made against the Indemnified Parties by third parties to the extent that such claims arise out of negligent, reckless or intentionally wrongful acts or omissions of the Indemnifying Party or its Affiliates in the course of performing its activities in the course of the Feasibility Study or the Screening Program or out of breaches of this Agreement by the Indemnifying Party, and the Indemnifying Party shall either settle such claims or pay all damages and costs finally awarded against the Indemnified Parties by a court of competent jurisdiction as a result of such claims. The Indemnifying Party shall have no liability for any such claim if the Indemnified Parties do not notify the Indemnifying party promptly in writing of the claim, give the Indemnifying Party the exclusive control of the defense and settlement thereof, and provide all reasonable assistance in connection therewith, at the Indemnifying Party's expense.

         13.2 Additional Indemnity by Chiron for Products. Chiron shall defend RPI and RPI's Affiliates, officers, directors, shareholders and agents (collectively, the "Indemnified Parties" for purposes of this Section 13.2) against any claims made against the Indemnified Parties by third parties to the extent that such claims arise out of the manufacture, use or sale of any Product

                                                                    CONFIDENTIAL




developed by Chiron; and shall either settle such claims or pay all damages and costs finally awarded against the Indemnified Parties by a court of competent jurisdiction as a result of such claims. Chiron shall have no liability for any such claim (i) unless it receives prompt written notification of such claim, is given exclusive control of the defense and settlement thereof, and is provided with all reasonable assistance in connection therewith by the Indemnified Parties, at Chiron's expense, or (ii) to the extent that such claim arises out of RPI's breach of this Agreement or any Supply Agreement entered into pursuant to Section 8.1, or RPI's negligence or willful misconduct.

         13.3 Additional Indemnity by RPI for Products. RPI shall defend Chiron and Chiron's affiliates, officers, directors, shareholders and agents (collectively, the "Indemnified Parties" for purposes of this Section 13.3) against any claims made against the Indemnified parties by third parties to the extent that such claims arise out of the manufacture, use or sale of any Product developed by RPI; and shall either settle such claims or pay all damages and costs finally awarded against the indemnified Parties by a court of competent jurisdiction as a result of such claims. RPI shall have no liability for any such claim (i) unless it receives prompt written notification of such claim, is given exclusive control of the defense and settlement thereof, and is provided with all reasonable assistance in connection therewith by the Indemnified Parties, at RPI's expense, or (ii) to the extent that such claim arises out of Chiron's breach of this Agreement or any Supply Agreement entered into pursuant to Section 8.2, or Chiron's negligence or willful misconduct.

         13.4 Right to Reimbursement. Without limiting the right of the parties under Sections 13.1, 13.2, and 13.3, a party which is entitled to indemnification against a lawsuit under Sections 13.1, 13.2 or 13.3, and is not provided such indemnification by the other party, shall have the right to defend itself in such suit and obtain reimbursement from the other party for its reasonable legal fees and other costs incurred in defending itself in such suits, and for any payments or amounts which it pays as a result of settlements made or judgments awarded in such suit. Such right of reimbursement shall be in addition to all other remedies which the party defending itself under this
Section 13.4 possesses with respect to the other party.

         13.5 Insurance. Each party shall maintain product liability insurance with respect to its development, manufacture and sale of Products, in such amount as it customarily maintains with respect to its development, manufacture and sale of other comparable products, and shall name the other party as an additional insured party. Each party shall maintain such insurance while it develops, manufactures or sells Products, and thereafter shall maintain such insurance in effect for a reasonable period after the cessation of sale or other distribution of such Product. Each party shall provide a copy of the policy providing such product liability insurance to the other party promptly after such policy becomes effective, and shall thereafter notify such other party promptly after any change in the terms of such policy.

14.      Limitation of Liability.

                                                                    CONFIDENTIAL




IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES OF SUCH OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT. CHIRON AND RPI ACKNOWLEDGE THAT THE AMOUNTS PAYABLE AND THE OBLIGATIONS INCURRED HEREUNDER BY EACH PARTY ARE BASED IN PART UPON THESE LIMITATIONS, AND FURTHER ACKNOWLEDGE THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

15.      Confidentiality.

         15.1 Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which the recipient knows or has a reason to know is deemed confidential or proprietary by the disclosing party.

         15.2 Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

         15.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can demonstrate:

                   (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party;

                   (ii) was known to the receiving party, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

                   (iii) is disclosed with the prior written approval of the disclosing party;

                                                                    CONFIDENTIAL





                   (iv) was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

                   (v) became known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights;

                   (vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement; or

                   (vii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt written notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

         15.4 Return of Confidential Information. Upon expiration or termination of this Agreement each party shall upon request return all tangible Confidential Information received from the other party.

         15.5      Publication and Disclosure of Results and Data.

         (a) Chiron shall have the right to publish the Feasibility Study Results, the Screening Results or other Chiron Proprietary Product Data in its sole discretion, provided that it does not disclose RPI Confidential Information.

         (b) RPI shall not have the right to receive, nor shall it have the right to publish or disclose, results of the Feasibility Study without Chiron's prior written consent.

          The parties acknowledge that RPI wishes to be able to receive and utilize Feasibility Study results and data which may be helpful in improving RPI's screening technology, and RPI wishes to be able to disclose Feasibility Study results to third parties in order to attract additional customers for gene function studies. Chiron shall have the right to determine, in its sole discretion, whether such use by RPI of Feasibility Study results and/or disclosure by RPI to third parties of the identity of Feasibility Study Targets or Feasibility Study results or data would place Chiron at a competitive disadvantage, for example by disclosing Chiron trade secrets or Chiron proprietary information that may provide a competitive advantage to others. If Chiron determines that no such competitive disadvantage would result, Chiron will disclose such Feasibility Study Results to RPI for use in improving its screening technology, and permit RPI to disclose such target identity, results or data to other potential gene function collaborators of RPI subject to confidentiality obligations no less restrictive than those contained in this
Article 15.

                                                                    CONFIDENTIAL




         (c) RPI shall not have the right to publish or disclose any Screening Results, or Chiron Proprietary Product Data, or other data or information arising from the Collaboration. Chiron may elect to provide Screening Results to RPI for its internal use in improving RPI's screening technology, if Chiron determines that no competitive disadvantage would result to Chiron, under the same standards as are set forth in Section 15.5(b) above.

         (d) Any publication shall appropriately acknowledge the scientific contributions of the other party.

16.      Confidentiality of Agreement.

Chiron and RPI agree that the terms and conditions of this Agreement contained in Section 2, 3 and 6 shall be treated as Confidential Information and shall not be disclosed to any third party without the prior consent of the other party. Notwithstanding the statements above in this Section 16, either party may disclose any of the terms and conditions of this Agreement:

         (i)        as required by any court or other governmental body;

         (ii)       as otherwise required by law;

         (iii)      to legal counsel of the parties;

         (iv) in confidence, to accountants, banks, and financing sources, and other advisors or consultants of the parties;

         (v) in connection with the enforcement of this Agreement or rights under this Agreement;

         (vi) in confidence, in connection with a merger, acquisition, or similar transaction;

         (vii) which have been previously disclosed in a joint press release by the parties hereto; or

         (viii) in confidence, to a third party to the extent reasonably necessary to permit the consideration of a bona fide collaboration which would involve rights, obligations or limitations arising under this Agreement, provided that such collaboration is not prohibited under this Agreement.

                                                                    CONFIDENTIAL





         In the event of any disclosure pursuant to (i) or (ii) above, the disclosing party shall use all reasonable efforts to obtain confidential treatment of materials so disclosed. The parties intend to issue a mutually approved press release with respect to this Agreement. Neither party shall make public disclosures of the terms and conditions, not previously disclosed, except in accordance with this Article 16.

17.      General.

         17.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to conflict of laws provisions.

         17.2 Partial Invalidity. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed, solely in such jurisdiction, from the remainder of this Agreement, which shall remain in full force and effect; provided that the remainder is consistent with the intent of the parties as evidenced by this Agreement as a whole. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision, effective solely in such jurisdiction, which most nearly effects the parties' intent in entering into this Agreement.

         17.3 Relationship of the Parties. Both parties are independent contractors under this Agreement, and nothing contained in this Agreement is intended nor is it to be construed so as to constitute Chiron and RPI as partners or joint venturers with respect to this Agreement. Employees of each party remain employees of said party and shall be considered at no time agents of or to be obligated to render a fiduciary duty to the other.

         17.4 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

         17.5 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

                                                                    CONFIDENTIAL





         17.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, which shall not be unreasonably withheld, provided, that either party shall have the right to assign its rights, obligations and privileges hereunder to an Affiliate or a successor in business or an acquirer of all or substantially all of its business or assets to which this Agreement pertains without obtaining the consent of the other party.

         17.7 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing, and shall be personally delivered or sent by certified or registered letter, or by telecopy confirmed by registered or certified letter, to the other party at the address set forth below, or such new address as may from time to time be supplied hereunder by the parties hereto. Notices will be deemed effective upon receipt.

                                                                    CONFIDENTIAL





         If to Chiron:       Chiron Corporation
                             4560 Horton Street
                             Emeryville, CA 94608-2916

                             Attention:  President, Chiron Technologies
                             Copy to:  General Counsel

         If to RPI:          Ribozyme Pharmaceuticals, Inc.
                             2950 Wilderness Place
                             Boulder, CO 80301

                             Attention:  Chief Executive Officer
                             Copy to:  General Counsel

         17.8 Force Majeure. Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or other deities, acts of the public enemy, nuclear disasters, or default of a common carrier; provided, that for the duration of such force majeure the party charged with such default must continue to use all reasonable efforts to overcome such force majeure.

         17.9 Dispute Resolution. In the event of any disagreement arising hereunder, the matter shall be referred to the Chief Executive Officers ("CEOs") of each company. The CEOs shall negotiate in good faith to resolve such dispute for 30 days, or for such longer period of time as may be specified herein or to which the CEOs may agree. If such negotiations do not result in a mutually satisfactory resolution of the issue in question (an "Impasse"), then the matter shall be resolved by any procedure agreed to by the CEOs or, in the absence of such an agreed procedure, through such remedies as may be available at law or equity.

         17.10 Representations. It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. Each of the parties hereto acknowledges and agrees (i) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys; (ii) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and (iii) that each party has had the opportunity to be

                                                                    CONFIDENTIAL




represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

         17.11 Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

         17.12 License of Intellectual Property. All rights and licenses granted under this Agreement by one party ("Licensor") to the other party ("Licensee") are, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Licensee, as the licensee of such rights under this Agreement, may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event a Licensee elects to retain its rights as a licensee in Licensor's bankruptcy proceedings, such Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any technology licensed to Licensee by Licensor hereunder, and all embodiments of such technology, and such embodiments of such technology, if not already in its possession, shall be promptly delivered to Licensee (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Licensee unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Licensor upon written request for such embodiments by Licensee.

         17.13 No Fiduciary Duty. The provisions contained in this Agreement are not intended to create and shall not create any fiduciary duty on either party and shall not require either party to expend funds or efforts or commit resources in excess of that expressly provided herein.

         17.14     [         ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

CHIRON CORPORATION                       RIBOZYME PHARMACEUTICALS, INC.



By:                                      By:
    ------------------------------           ------------------------------

Print Name:                              Print Name:
            ----------------------                   ----------------------

Title:                                   Title:
      ----------------------------               --------------------------

                                                                    CONFIDENTIAL




Exhibits

         Exhibit A - Excluded Targets
         Exhibit B - RPI Licenses and Patents
         Exhibit C - Example of Transfer Price Structure

                                                                    CONFIDENTIAL


                                   EXHIBIT A
                                Excluded Targets


[                                                                      ]

                                                                    CONFIDENTIAL



                                   EXHIBIT B



=======================================================================================================================
                   TITLE                         ISSUE DATE          U.S. PATENT NO.             FOREIGN STATUS
- -----------------------------------------------------------------------------------------------------------------------
         RNA Ribozyme Polymerases,                01/22/91              4,987,071        Europe - Allowed broad claims;
       Dephosphorylases, Restriction                                                     interviewed with the Japanese
       Endoribonucleases and Methods                                                     patent office in April
- -----------------------------------------------------------------------------------------------------------------------
   RNA Ribozyme Polymerases, and Methods          08/06/91              5,037,746
- -----------------------------------------------------------------------------------------------------------------------
         RNA Ribozyme Polymerases,                03/03/92             5,093,246;
       Dephosphorylases, Restriction
       Endoribonucleases and Methods
- -----------------------------------------------------------------------------------------------------------------------
          RNA Ribozyme Restriction                05/26/92              5,116,742
       Endoribonucleases and Methods
- -----------------------------------------------------------------------------------------------------------------------
         RNA Ribozyme Polymerases,                  N/A             Alllowed-no patent
       Dephosphorylases, Restriction                                   number yet
       Endoribonucleases and Methods
=======================================================================================================================

                                                                    CONFIDENTIAL



                                   EXHIBIT C
                      EXAMPLE OF TRANSFER PRICE STRUCTURE


[                                                                ]